EXHIBIT 99.1

PRESS CONTACT:

Meghan Pariso

Westaff, Inc.

(P) 925.930.5300

(E) mpariso@westaff.com

INVESTOR RELATIONS CONTACT:

Stephen J. Russo

Westaff, Inc.

(P) 925.930.5300

(E)srusso@westaff.com

Westaff Inc. Announces Merger Agreement with Select Staffing

WALNUT CREEK, Calif. and Santa Barbara, Calif, January 29, 2009 - Westaff, Inc., (NASDAQ: WSTF), and Koosharem Corporation (d/b/a Select Staffing) today announced that they have entered into a merger agreement under which Select would acquire all of the outstanding shares of Westaff common stock not held by DelStaff, LLC for $1.25 per share in cash, which would represent an approximate 71% premium to the $0.73 per share closing price of Westaff’s common stock on January 28, 2009.  In a separate transaction that would occur immediately prior to the proposed merger, DelStaff would sell all of the Westaff common stock that it holds (which represents approximately 49.7% of the outstanding common stock of Westaff), together with approximately $2.7 million in outstanding subordinated loans previously advanced from DelStaff to Westaff, to Select in exchange for first lien debt of Select.

Until the closing of the transactions, Westaff and Select will continue operations as separate entities.  All of the members of Westaff’s board of directors not affiliated with DelStaff, upon the unanimous recommendation of a special committee of independent directors of Westaff, approved the merger agreement and recommend Westaff stockholders adopt the merger agreement.  Consummation of the merger is subject to approval of at least 51% of Westaff stockholders, completion of Select’s planned financing, and other customary closing conditions.  The parties are working towards a proposed transaction consummation date by the end of March 2009.

DelStaff has agreed to vote its shares in favor of the transaction.

Select’s obligation to consummate the transaction is conditioned on its ability to finalize existing financing commitments from Bank of the West and certain other bank lenders on terms satisfactory to the underwriter of Westaff’s existing workers compensation insurance program and to satisfy contingencies to the availability of those commitments.  Skadden, Arps, Slate, Meagher & Flom
LLP is acting as legal counsel to Select.  Robert W. Baird & Co. Incorporated provided a fairness opinion to Westaff’s special committee of independent directors, and Morrison & Foerster LLP is acting as legal counsel to Westaff and to Westaff’s special committee.

About Westaff

Westaff provides staffing services and employment opportunities for businesses in global markets. Westaff annually employs more than 100,000 people and services thousands of client accounts throughout the United States.  For more information, please visit the company Web site at www.westaff.com.

About The Select Family of Staffing Companies

Founded in Santa Barbara, California in 1985, The Select Family of Staffing Companies is one of the nation’s fastest-growing, full-service staffing companies.  The company operates as Select StaffingSM, SelectRemedy™, Remedy® Intelligent Staffing, RemX® Financial Staffing, RemX® IT Staffing, RemX® OfficeStaff, and other national brands.  Select StaffingSM offers premier workforce management services, including recruiting and screening professional job candidates, payroll and time attendance management, on-site supervision, proactive safety programs, and specialty staffing solutions, to a wide variety of client companies, including manufacturing, industrial, clerical, administrative, accounting, finance, information technology, and professional services.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the U.S. securities laws.  Forward-looking statements in this release are generally identified by words such as “expects,” “believes,” “will,” “should” and similar expressions that are intended to identify forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Forward-looking statements contained herein include, but are not limited to, statements regarding the proposed transaction, including the expected timing of the consummation of the proposed transaction.  The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements.  Many of these risks and uncertainties cannot be controlled by Westaff.  These risks and uncertainties include, but are not limited to: the risk that Select might not be able to finalize existing financing commitments on terms satisfactory to the underwriter of Westaff’s existing workers compensation insurance program; the risk that Select might not be able to satisfy contingencies to the availability of those commitments; the risk that the conditions to the merger might not be satisfied; the possibility that the merger may not be completed as planned or at all; and difficulties or delays in obtaining required shareholder approval for the merger.  Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in Westaff’s filings with the Securities and Exchange Commission (the “SEC”), including Westaff’s most recent Annual Report on Form 10-K for the year ended November 3, 2007 and Quarterly Report on Form 10-Q for the quarterly period ended July 12, 2008.

Forward-looking statements are based on the beliefs and assumptions of Westaff’s management and on currently available information.  Westaff undertakes no responsibility to publicly update or revise any forward-looking statement except as required by applicable laws and regulations.

Additional Information and Where to Find It

Westaff has agreed to file a proxy statement with the SEC in connection with the proposed merger.  The proxy statement will be mailed to Westaff stockholders.  Westaff stockholders are urged to read the proxy statement and other relevant materials when they become available because it will contain important information about the transaction, the financing of the transaction and Westaff.  You may obtain a free copy of the proxy statement (when available) and other related documents filed with the SEC by Westaff at the SEC’s website at www.sec.gov.  The proxy statement (when it is available) and the other documents may also be obtained for free at Westaff’s website at http://www.westaff.com.

Westaff and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in respect of the transactions contemplated by the merger agreement.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of stockholders in connection with the merger will be set forth in the proxy statement when it is filed with the SEC.  You can find certain information about Westaff’s executive officers and directors in the definitive proxy statement for Westaff’s April 16, 2008 annual meeting filed with the SEC on March 3, 2008.  More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC in connection with the proposed merger.